                                                                   EXHIBIT 11.01

                            BCP/ESSEX HOLDINGS INC.

                   CALCULATION OF NET INCOME PER COMMON SHARE

                                                                  SUCCESSOR
                             PREDECESSOR   -------------------------------------------------------
                             ------------  THREE MONTH
                              NINE MONTH     PERIOD
                             PERIOD ENDED     ENDED                     YEAR ENDED
                              SEPTEMBER     DECEMBER                   DECEMBER 31
                                 30,           31,      ------------------------------------------
                                 1992         1992        1993       1994       1995       1996
                             ------------  -----------  ---------  ---------  ---------  ---------
                                                   IN THOUSANDS OF DOLLARS,
                                                     EXCEPT PER SHARE DATA
Income (loss) applicable to
  common and common
  equivalent shares:
Income (loss) before
  extraordinary charge.....   $   (5,893)   $  (9,951)  $ (10,856) $   7,486  $  13,271  $  37,508
Extraordinary charge -net
  of income tax benefit....          122       --           3,367     --          2,971      1,183
                             ------------  -----------  ---------  ---------  ---------  ---------
Net income (loss)..........       (6,015)      (9,951)    (14,223)     7,486     10,300     36,325
Less:
Preferred Stock
Redemption Premium.........       --           --          --         --         --          4,185
Preferred Stock Dividend...       --            1,081       5,186      6,008      6,962      4,248
Preferred Stock
  Accretion................       --              165         671        687        703      2,024
                             ------------  -----------  ---------  ---------  ---------  ---------
Adjusted net income
  (loss)...................   $   (6,015)   $ (11,197)  $ (20,080) $     791  $   2,635  $  25,868
                             ------------  -----------  ---------  ---------  ---------  ---------
                             ------------  -----------  ---------  ---------  ---------  ---------
Weighted average common
  shares outstanding.......   45,890,000   35,151,966   35,151,966 35,152,134 35,203,717 41,222,609
Common shares issuable in
  respect to common stock
  equivalents, with a
  dilutive effect..........    3,252,731    2,558,591   2,558,591  2,558,484  2,514,363  4,433,270
                             ------------  -----------  ---------  ---------  ---------  ---------
Weighted average number of
  common and common
  equivalent shares........   49,142,731   37,710,557   37,710,557 37,710,618 37,718,080 45,655,816
                             ------------  -----------  ---------  ---------  ---------  ---------
                             ------------  -----------  ---------  ---------  ---------  ---------
Income (loss) per common
  and common equivalent
  share*:
Income (loss) before
  extraordinary charge.....   $     (.12)   $    (.30)  $    (.44) $     .02  $     .15  $     .60
Extraordinary charge.......       --           --             .09     --            .08        .03
                             ------------  -----------  ---------  ---------  ---------  ---------
Net income (loss)..........   $     (.12)   $    (.30)  $    (.53) $     .02  $     .07  $     .57
                             ------------  -----------  ---------  ---------  ---------  ---------
                             ------------  -----------  ---------  ---------  ---------  ---------

* The computation of fully diluted income (loss) per share has not been presented herein since the per share amounts do not differ from the primary computation outlined above.